                                                             Exhibit 99.1

CONTACT:
Jeffrey D. Pribor                        John P. Tavlarios
Chief Financial Officer                     President and Chief Executive Officer
General Maritime Corporation                General Maritime Management LLC
(212) 763-5680                            (212) 763-5600

GENERAL MARITIME CORPORATION ANNOUNCES
$247.5 MILLION SALE OF NINE OBO AFRAMAX VESSELS

Disposal of Non-Core Assets Expected to Realize $16.6 Million Book Gain
Closes Technical Management Office in Greece

New York, New York, February 10, 2006 - General Maritime Corporation (NYSE: GMR) today announced that it has agreed to sell nine OBO Aframax tankers en bloc to Tanker Pacific for $247.5 million. The Company expects to realize a net gain of $16.6 million from the sale. The Company intends to utilize the proceeds to pay down debt, for corporate purposes which may include share repurchases, and for any future acquisitions that the company may consider. Deliveries of the nine vessels are expected to be concluded by June 2006.

Peter C. Georgiopoulos, Chairman, Chief Executive Officer and President, commented, “With the sale of these nine vessels we have disposed of non-core assets. We are pleased to have sold these vessels at a compelling price and have realized a profit while further modernizing our fleet. General Maritime’s fleet consists of quality vessels that enable the Company to continue to provide charterers with a high level of service. The Company’s strong balance sheet and significant financial flexibility positions it well to continue seeking value-creating transactions. We remain committed to actively looking for acquisition opportunities and once again grow our fleet. At the same time, we will continue to consider future share buy-backs while returning value to shareholders through our dividend policy.”

After the completion of the sale of these nine vessels and following the delivery of four Suezmax newbuildings expected between March 2006 and 2008, the average age of General Maritime’s fleet will be reduced to 7.5 years.

General Maritime also announced that upon delivery of the final of the nine OBO Aframax tankers, the Company plans to close its technical office located in Piraeus, Greece, operated by General Maritime Management (Hellas) Ltd. General Maritime will maintain its commercial office in London, operated by General Maritime Management (UK) LLC and its technical office in Lisbon, operated by General Maritime Management (Portugal) Lda. The Company will also retain its commercial and technical office in New York, General Maritime Management LLC.

John P. Tavlarios, President and Chief Executive Officer of General Maritime Management LLC, commented, “We would like to thank the team at General Maritime Management (Hellas) for their contributions to our success and hard work over the years. With the sale of the nine vessels, we decided to streamline our operations based on our current fleet size. General Maritime Management remains focused on meeting the highest operational standards for our customers and we believe we are well positioned to continue to do so through our commercial and technical offices in New York, Lisbon and London. We also remain committed to taking advantage of the scalable nature of our operations in order to accommodate any future growth.”

Vessels Sold
Vessel	Hull	Year Built

OBO Aframax
Genmar Challenger	DH	September-91
Genmar Champ	DH	June-92
Genmar Endurance	DH	October-91
Genmar Hector	DH	January-92
Genmar Pericles	DH	March-92
Genmar Spirit	DH	March-92
Genmar Star	DH	May-92
Genmar Trader	DH	September-91
Genmar Trust	DH	February-92

About General Maritime Corporation

General Maritime Corporation is a provider of international seaborne crude oil transportation services principally within the Atlantic basin which includes ports in the Caribbean, South and Central America, the United States, West Africa, the Mediterranean, Europe and the North Sea. The Company also currently operates tankers in other regions including the Black Sea and Far East. General Maritime Corporation currently owns and operates a fleet of 30 tankers - 19 Aframax, 7 Suezmax tankers and 4 Suezmax newbuilding contracts with a carrying capacity of approximately 3.8 million dwt. Following the completion of the nine-vessel sale, General Maritime Corporation will own and operate a fleet of 21 tankers - 10 Aframax, 7 Suezmax tankers and 4 Suezmax newbuilding contracts with a carrying capacity of approximately 2.7 million dwt.

"Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and observations. Factors that, in the Company's view, could cause actual results to differ materially from the forward-looking statements contained in this press release include changes in the condition of the Company’s vessels (which may affect, among other things, the Company’s anticipated drydocking or maintenance and repair costs); changes in the itineraries of the Company’s vessels; any failure of a vessel sale agreement to close, for instance, due to failure to meet a condition to closing; and for those identified from time to time in the Company's filings with the Securities and Exchange Commission, including, without limitation, its Annual Report on Form 10-K for the year ended December 31, 2004 and its subsequent reports on Form 10-Q and Form 8-K. The Company has not determined whether any gain from the Company’s sale of vessels will be excluded in the calculation of dividends for the applicable quarters. The Company's ability to pay dividends in any period will depend upon factors including applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of the Company's financial performance. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary from the amounts currently estimated. The closing of the vessel sales will be subject to customary closing conditions. The Company's share repurchase program does not require the Company to purchase any shares and may be suspended or reinstated at any time in the Company's discretion with or without notice. The timing, amount and manner of any share repurchases by the Company will be determined by the Company based upon market conditions and other factors.